Exhibit 4.19

STATE OF DELAWARE

AMENDMENT TO THE CERTIFICATE OF

LIMITED PARTNERSHIP

The undersigned, desiring to amend the Certificate of Limited Partnership pursuant to the provisions of Section 17-202 of the Revised Uniform Limited Partnership Act of the State of Delaware, does hereby certify as follows:

FIRST: The name of the Limited Partnership is	Rosetta Resources Gathering LP

SECOND: Article   1   of the Certificate of Limited Partnership shall be amended as follows:

Rosetta Resources Michigan Limited Partnership

IN WITNESS WHEREOF, the undersigned executed this Amendment to the Certificate of Limited Partnership on this 16th day of November                     , A.D. 2012

By Rosetta Resources Operating GP, LLC, general partner of Rosetta Resources Operating LP, general partner of Rosetta Resources Gathering LP

By:	/s/ Karen Paganis
General Partner(s)

Name:	Karen Paganis, Asst. General Counsel and Corp. Secretary
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